Exhibit 99
THERMOGENESIS CORP. APPOINTS INDUSTRY VETERAN WILLIAM OSGOOD
AS GENERAL MANAGER OF OPERATIONS
RANCHO CORDOVA, CA. (January 3, 2007) – ThermoGenesis Corp. (Nasdaq: KOOL), a company that designs and develops enabling technologies for stem cell therapy and surgical wound care, has appointed William Osgood, Ph.D., MBA as General Manager, Operations, effective January 1, 2007. Mr. Osgood will report directly to Philip H. Coelho, ThermoGenesis’ Chairman and Chief Executive Officer.
“Bill brings more than 20 years of leadership experience in the operations of Class II and III medical device companies to ThermoGenesis, making him ideally suited to help lead the company during our transformation into a high-growth commercial organization with an expanding presence in the cell therapy and surgical wound care markets,” Mr. Coelho stated. “Bill is an experienced, energetic, articulate and decisive leader with the management skills that breed good morale and high productivity in the employees. In the near-term, Bill’s focus will be to engage the vendors who manufacture our Cell Therapy disposables to improve our quality assurance as we ramp up production of our AutoXpress™ cord blood stem cell processing system. In addition, Bill will work with other senior members of the leadership team to complete the CryoSeal® U.S. regulatory filing, implement ‘lean’ high quality manufacturing and establish a flexible, and responsive operation.”
Mr. Osgood previously served as Senior Vice President of Sorin Group Company’s $250 million cardiopulmonary business, where he managed worldwide commercial operations and research and development for its intra-operative heart and lung devices and related disposables. Mr. Osgood joined Sorin after the company acquired COBE Cardiovascular Inc., where he led the industrial integration of plants worldwide. Prior to this, Mr. Osgood was Vice President of Baxter Healthcare’s $800 million CardioVascular Group, where he successfully reengineered business processes across multiple divisions resulting in sales growth, cost reductions and deeper customer partnerships.
Mr. Osgood stated, “I am enthusiastic about joining ThermoGenesis at this exciting time in the Company’s evolution. The Company’s cell processing technology already helps cord blood stem cell banks improve efficiency and cell viability, while its surgical wound care products offer surgeons sealants and thrombin derived from a patient’s own blood, eliminating viral or prion risks associated with alternative products derived from “pools” of human or bovine blood or tissue. I look forward to implementing quality control standards necessary to support ThermoGenesis’ broad penetration of its two key markets with world-class commercial and manufacturing operations.”
About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.
•	The AutoXpress System (AXP™), is a newly developed semi-automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress System.
•	The CryoSeal FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. Enrollment in a 150-patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community.
•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.
This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2007, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2007. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption “Risk Factors"
in our annual report on Form 10-K and other reports we file with the Securities and Exchange
Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.
ThermoGenesis Corp.
Web site: http://www.ThermoGenesis.com
Contact: Fern Lazar of Lazar Partners
+1-212-867-1762